Exhibit 99.1

For more information, contact:

Greg Cross

Extreme Networks Public Relations

408/579-3483

gcross@extremenetworks.com

EXTREME NETWORKS APPOINTS KAREN ROGGE AS SENIOR VICE PRESIDENT

AND CHIEF FINANCIAL OFFICER

SANTA CLARA, Calif., Mar. 29, 2007 — Extreme Networks, Inc. (Nasdaq: EXTR) today announced that it has appointed Karen M. Rogge to the position of Senior Vice President and Chief Financial Officer.

Rogge is a senior high technology executive with 30 years of experience in financial management, information technology management and general management. She has served in senior executive management roles with industry leaders Seagate and HP, as well as emerging companies. She brings to Extreme Networks recognized leadership skills and a successful track record in leading strategic business initiatives.

Michael Palu, who served as acting Chief Financial Officer for the past seven months, will return to his position as Vice President and Corporate Controller for the Company.

“Karen Rogge is a high impact addition to Extreme Networks executive team due to her proven record of results and her demonstrated leadership,” said Mark Canepa, president and CEO of Extreme Networks. “Karen will play a strategic role in helping us to achieve consistent financial performance and in positioning the Company for future growth.”

Rogge brings a multifaceted background in financial management, information technology management and general management to Extreme Networks.

Most recently, Rogge served as Vice President, Corporate Finance and Treasurer at Seagate Technology, a global leader in disc drive manufacturing, where she led the global corporate finance organization and oversaw the financial integration of Seagate’s $2B acquisition of

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Maxtor Corporation. Prior to Seagate, Rogge served as Vice President and General Manager for the Internet search division at Inktomi. Rogge began her career at HP, where she served in several executive roles spanning financial management, information technology management and general management

Rogge holds an M.B.A. from Santa Clara University and a Bachelor of Science in Business Administration from California State University Fresno.

Extreme Networks, Inc.

Extreme Networks designs, builds, and installs Ethernet infrastructure solutions that help solve the toughest business communications challenges. Our commitment to open networking sets us apart from the alternatives by delivering meaningful insight and unprecedented control to applications and services. We believe openness is the best foundation for growth, freedom, flexibility and choice. We focus on enterprises and service providers who demand high performance, converged networks that support voice, video and data over a wired and wireless infrastructure.

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Extreme Networks is a registered trademark of Extreme Networks, Inc. in the United States and other countries.